Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 29, 2016 with respect to the consolidated financial statements of DXP Enterprises, Inc. as of December 31, 2015 and for the year then ended, included in this Annual Report of DXP Enterprises, Inc. on Form 10-K for the year ended December 31, 2017.  We consent to the incorporation by reference of said report in the Registration Statements of DXP Enterprises, Inc. on Forms S-3 (File No. 333-134603, File No. 333-188907, and File No. 333-213227) and on Forms S-8 (File No. 333-134606, File No. 333-123698, File No. 333-92875, File No. 333-92877, and File No. 333-213226).

Hein & Associates LLP

Houston, Texas
March 28, 2018